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                                               Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-98825

                                   PROSPECTUS

                                     [LOGO]

                            ORCHID BIOSCIENCES, INC.

                                 505,050 Shares

                                  Common Stock
                          (Par Value $0.001 Per Share)

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     This prospectus relates to the resale from time to time of up to 505,050 shares of our common stock by the selling stockholder described in the section entitled "Selling Stockholder" on page 12 of this prospectus. The selling stockholder may offer and sell any of the shares of common stock from time to time at fixed prices, at market prices or at negotiated prices, and may engage a broker, dealer or underwriter to sell the shares. For additional information on the possible methods of sale that may be used by the selling stockholder, you should refer to the section entitled "Plan of Distribution" on page 13 of this prospectus. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholder. We and the selling stockholder will each pay half of any underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of the shares. We shall pay all expenses incurred in effecting the registration statement of which this prospectus constitutes a part, including all registration, qualification and filing fees, processing, copying, delivery and printing expenses, escrow fees, fees and disbursements to our counsel and our independent public accountants, blue sky fees and expenses, expenses of any regular or special audits incident to or required by such registration statement and up to $15,000 in fees and disbursements for legal services provided by one counsel to the selling stockholder.

     Our common stock is listed on The Nasdaq National Market under the symbol
"ORCH." On September 9, 2002, the last reported sale price for our common stock was $0.90 per share.

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         You should consider carefully the risks that we have described in "Risk Factors" beginning on page 4 before deciding whether to invest in our common stock.

                                ----------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

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               The date of this prospectus is September 10, 2002.

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                                TABLE OF CONTENTS

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ABOUT THIS PROSPECTUS ................................................     2
OUR BUSINESS .........................................................     3
RISK FACTORS .........................................................     4
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS ....................    11
USE OF PROCEEDS ......................................................    12
SELLING STOCKHOLDER ..................................................    12
PLAN OF DISTRIBUTION .................................................    13
LEGAL MATTERS ........................................................    14
EXPERTS ..............................................................    14
WHERE YOU CAN FIND MORE INFORMATION ..................................    14
INCORPORATION OF DOCUMENTS BY REFERENCE ..............................    14

                              ABOUT THIS PROSPECTUS

     You should read this prospectus and the information incorporated by reference carefully before you invest. Such documents contain important information you should consider when making your investment decision. See "Incorporation of Documents by Reference" on page 14. You should rely only on the information provided in this prospectus or documents incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The selling stockholder is offering to sell and seeking offers to buy shares of our common stock only in jurisdictions in which offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

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                                  OUR BUSINESS

     The following is only a summary. We urge you to read the entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC. Investing in our common stock involves risk. Therefore, carefully consider the information provided under the heading "Risk Factors" beginning on page 4.

Overview

     We are engaged in the development and commercialization of technologies, products and services designed to measure and analyze information related to genetic diversity, or the genetic variability that distinguishes one organism from another. We have established a portfolio of business units that provide products and services focusing on the analysis of genetic variability through genotyping, the measurement of genetic variability in a person, plant or animal.

     Genetic diversity data is used in the field of identity genomics for paternity and forensics identification testing. Health care providers also use genetic diversity information in organ transplantation compatibility testing. Additionally, genetic diversity data is also being used for genetic disease susceptibility testing and to help physicians manage treatment regimens. Pharmaceutical companies are now using genetic diversity data to facilitate the development of more specific and efficacious drugs and to enable the adoption of personalized medicine which involves prescribing the right drug for the right person at the optimal dose based on the individual's genetic profile. Furthermore, genetic diversity data has other commercial applications, such as the improvement of crop development and for livestock breeding programs. Our products, services and technologies are already being used in each of these applications and we expect their uses to increase.

Business

     For the first three years of our existence after beginning operations in 1995, we were primarily focused on developing our microfluidics technologies for applications in high throughput synthesis of small molecules under collaborative research programs with SmithKline Beecham and Sarnoff Corporation. In the first half of 1998, we made a fundamental shift in our focus to apply our technology to the fields of genetic diversity applications, including single nucleotide polymorphism, or SNP, genotyping and pharmacogenetics, and subsequently acquired substantially all of the assets of Molecular Tool, Inc. ("Molecular Tool"), a wholly owned subsidiary of GeneScreen, Inc. ("GeneScreen"), in September 1998. Molecular Tool's proprietary SNP-IT primer extension technology for genotyping SNPs matched very well with our existing microfluidics technologies, which are being selectively incorporated into our SNP genotyping products and services in the US. In December 1999, we acquired GeneScreen, Inc., a recognized leader in identity genomics services. In 2001, we acquired two new businesses: Cellmark Diagnostics ("Cellmark"), a business division of AstraZeneca, a provider of DNA laboratory testing in the UK; and Lifecodes Corporation ("Lifecodes"), one of the largest providers of identity genomics testing for forensics and paternity in the US, and a major provider of human leukocyte antigens, or HLA, genotyping products and services for transplantation compatibility testing. During the second quarter of 2002, we completed an internal process of realigning our business into four business units. These business units consist of Orchid
Life Sciences, Orchid Identity Genomics, Orchid Diagnostics and Orchid GeneShield. A brief description of all of the business units which have been determined to be reportable segments is as follows:

     . Orchid Life Sciences develops and markets products, services and technologies for SNP genotyping, or scoring, and genetic diversity analyses to life sciences and biomedical researchers as well as pharmaceutical, agricultural, diagnostic and biotechnology companies;
     . Orchid Identity Genomics provides DNA testing for paternity and forensics determinations to state and local governmental authorities as well as to individuals and organizations, through Orchid GeneScreen and Orchid Cellmark;
     . Orchid Diagnostics provides products and services for genetic testing, including HLA genotyping, disease susceptibility testing and immunogenetics, or the study of the relationship between an individuals immune response and their genetic makeup, to individuals; and
     . Orchid GeneShield is developing programs designed to accelerate the adoption and use of personalized medicine by patients and physicians.

Products and Services to Serve Multiple Genetic Diversity Markets

     We continue to provide products and services to a variety of genetic diversity markets, including genetic variability analyses for pharmaceutical, biotechnology, academic and agricultural applications, as well as identity genomics, DNA diagnostics, and the emerging market of pharmacogenetics and personalized medicine. We analyze a number of sources of genetic variability in addition to SNPs for our varied client base, including short tandem repeats for identity genomics, mitochondrial DNA for forensics, HLA genotypes for transplantation compatibility matching and haplotypes for pharmacogenetic studies. As a result of the growth of the company following several acquisitions beginning in 1998 and continuing through 2001, we now market these products and services to our customers through the organization of four strategic business units as described above.

     Orchid BioSciences, Inc. was founded in March 1995. We are a Delaware corporation. Our principal executive offices are located at 4390 US Route One, Princeton, New Jersey 08540. Our telephone number is (609) 750-2200. We maintain a web site on the Internet at www.orchid.com. The information contained in our web site is not incorporated by reference in this prospectus. We have included our web site address in this prospectus only as an inactive textual reference and do not intend it to be an active link to our web site.

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                                  RISK FACTORS

     Investing in our securities involves risk. Before making an investment decision, you should carefully consider the following risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

     If any of the matters included in the following risks were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, the value of our securities could decline and you could lose all or part of your investment.

                          Risks Related to Our Business

We are at an early stage of development and may never become profitable.

     We organized our company as a Delaware corporation on March 8, 1995 and have a short operating history. The market for the products and services that we develop, manufacture and market, all of which are derived from genomics and microfluidics technologies, is uncertain. We face risks related to our ability to:

   . develop, market and maintain competitive technologies, products and services;

   .  anticipate and adapt to changes in our rapidly evolving markets;

   . retain current collaborators and customers and attract new collaborators and customers for our genotyping products and services as well as our diagnostic kits and services in paternity and forensics;

   . implement and successfully execute our business strategy and sales and marketing initiatives in order to increase our brand recognition for our SNPware consumables and SNPstream instruments;

   . attract, retain and motivate qualified management, technical and scientific personnel;

   . obtain additional capital to support the expenses of developing our technologies and commercializing our products and services; and

   . transition successfully from a company with a research focus to a company capable of supporting commercial activities.

     If we fail to adequately manage these risks, we may never become profitable and our financial condition would suffer.

We had an accumulated deficit of $206.0 million as of June 30, 2002 and expect to continue to incur operating losses for at least the next year.

     We have had substantial operating losses since our inception, and we expect our operating losses to continue for at least the next year. For example, we experienced net losses of $22.7 million for the six months ended June 30, 2002, $84.7 million in 2001, $47.9 million in 2000, and $28.2 million in 1999. In order to further develop and commercialize our SNP scoring, identity genomics and microfluidics technologies as well as our genetic diversity services, including services provided by GeneShield, Inc., our wholly-owned subsidiary, we will need to incur expenses in connection with our internal research and development and commercialization programs. As a result, we expect to incur operating losses for at least the next year.

Fluctuations in our quarterly revenues and operating results may negatively impact our stock price.

     Revenues and results of operations have fluctuated significantly in the past and significant fluctuations are likely to continue in the future due to a variety of factors, many of which are outside of our control. These factors include:

   . the volume and timing of orders for our SNPware consumables, SNPstream instruments and other products and services;

   .  changes in the mix of our products and services offered;

   . the number, timing and significance of new products and services introduced by our competitors;

   . our ability to develop, market and introduce new and enhanced products and services on a timely basis;

   . changes in the cost, quality and availability of reagents and components required to manufacture or use our products; and

   . availability of commercial and government funding to researchers who use our products and services.

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     Research and development costs associated with our technologies, products and services, as well as personnel costs, marketing programs and overhead account for a substantial portion of our operating expenses. We cannot adjust these expenses quickly in the short term. If our revenues decline or do not grow as anticipated, we may not be able to reduce our operating expenses accordingly. Our failure to achieve anticipated levels of revenues could therefore harm our operating results for a particular fiscal period. In addition, market and other conditions may require certain non-cash charges such as stock based compensation charges and impairment charges related to long-lived assets to be recorded by us in future periods. If our operating results in some quarters fail to meet the expectations of public market analysts or investors, the market price of our common stock is likely to fall.

We have limited manufacturing experience as it relates to manufacturing our products on a commercial scale.

     We have limited manufacturing experience and currently possess seven accredited facilities capable of manufacturing limited quantities of our products for both sale to our customers and internal use. We have completed a significant portion of building out our manufacturing facility to meet current market needs. If commercial sales were to increase dramatically in the short term, we may need to scale-up our manufacturing facilities. If we are unable to successfully scale-up our existing manufacturing capability quickly to meet such a demand, we may not be able to provide our customers with the quantity of products and services they require, which would result in reduced revenues. If any natural disaster were to significantly damage our manufacturing facility or if other events were to cause our operations to fail, these events could prevent us from developing and manufacturing our products. Furthermore, we may not have adequate insurance to cover the damage, which would adversely affect our results of operations.

We have limited sales and marketing experience, and as a result, may be unable to compete successfully with our competitors in commercializing our potential products and services.

     We have limited experience in sales and marketing. We have only recently established a small direct sales force and will continue to rely principally upon a small number of employees. We also intend to market our products and services through collaborations and distribution agreements with pharmaceutical, biotechnology, and agricultural companies and DNA testing services to governmental entities and individual consumers. We cannot assure you that we will be able to successfully establish or maintain either a direct sales force or distribution arrangements to market our products and services, which could have a material adverse effect on our financial condition and business strategy.

Our technologies and commercial products and services may not be commercially viable or successful, which would adversely affect our revenues.

     We cannot be certain that our prospective customers will value our products or services. We are currently developing and commercializing only a limited number of products based on our SNP scoring technologies. We cannot assure you that we or our customers will be able to use our technologies to successfully identify and score SNPs. In addition, any SNPs which we or our customers score may not be useful in assisting pharmaceutical or diagnostic product development. Our SNP scoring technologies are in part directed toward the role of genes and polymorphisms in complex diseases. A limited number of companies have developed or commercialized products based on gene discoveries and/or polymorphisms to date. Accordingly, even if we or our customers are successful in scoring SNPs and associating these SNPs with specific drug responses or diseases, we cannot assure you that these discoveries will lead to the development of therapeutic or diagnostic products. If we fail to successfully develop our SNP scoring technologies or any commercially successful diagnostic products and services based on such technologies, we may not achieve a competitive position in the market.

     Our SNP scoring technologies involve novel uses of instrumentation, software and technologies that require validation in commercial applications. Previously unrecognized defects or limitations of our SNP scoring technologies may become apparent in these commercial applications. As a result, we may be unable to validate or achieve the improvements in the components of our SNP scoring technologies necessary for their successful commercialization.

If our customers do not purchase significant volumes of SNPware consumables, our commercialization strategy could fail.

     Our customers may not generate sufficient data in a cost-effective manner using our SNPstream line of products and services. This may limit their purchases of our SNPware consumables. Other factors which may limit the use of our kits and consumables include the acceptance of our technologies by our customers and the training of our customers' personnel. If our customers are slow to, or never, achieve sufficient results using our SNPstream system, or fail to purchase sufficient quantities of our SNPware consumables, we may never achieve profitability. Further, our customers may not adopt SNPware consumables for use with their own instrument systems. Even if they do, our products may not work on their systems. Either circumstance would materially and adversely affect our revenues and our rapid commercialization strategy.

If we fail to maintain the identity genomics contracts we have with various state and governmental agencies or fail to enter into additional contracts, we would lose a significant source of revenues.

     We currently derive a substantial portion of our revenues from the identity genomics services we provide in the paternity and forensic fields. These services are heavily dependent upon contracts we have with various governmental agencies, which are typically open to bid and awarded every one to three years. The process and criteria for these awards are typically complex and highly competitive. We may not be able to maintain any of our existing governmental contracts or be the successful bidder on any additional governmental contracts which may become available in the future, or negotiate terms acceptable to us in connection with any governmental contract awarded to us, which would adversely affect

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our results of operations and financial condition.

If we fail to improve our genetic analyses process, we could fail to achieve cost improvements and lose our competitive position in the market.

     Due to rapid product development and technological advancement in the medical diagnostics and DNA testing industry, our growth and future operating results will depend, in significant part, upon our ability to apply new technologies to automate and improve our genetic analysis services and modify our existing products to take advantage of new technologies. There can be no assurance that our development efforts will result in any additional commercially viable or successful improvements to our testing processes or products. Any potential improvements to the testing process or new product will require substantial additional investment, laboratory development and clinical testing, and possibly regulatory approvals, prior to commercialization. Our inability to successfully develop improvements to our testing processes or new products or to achieve market acceptance of such improvements or new products could have a material adverse effect on our business, financial condition and results of operations. In addition, the rapid product development and technological advancement in the genetic analysis and DNA testing industry could result in our current or future DNA testing services or products becoming obsolete. We believe that our future operating results will depend substantially upon our ability to overcome significant technological challenges, successfully introduce new technologies into our laboratories and to our customers and to gain access to and successfully integrate such technologies if developed by others.

We may require additional capital to fund our future operating plans which may not be available on acceptable terms, if at all.

     We anticipate that our existing capital resources may not be sufficient to fund our future operating plans and we may therefore need to raise significant additional capital. We expect our capital and operating expenses to be significant for at least the next year. We have expended significant resources to date in developing our MegaSNPatron facility and expect to continue to expend resources to maintain this and our other facilities, as well as fund commercialization activities. The amount of additional capital which we will need to raise will depend on many factors, including:

   .  our progress with research and development;

   .  the number and breadth of our research programs;

   . our internal use of and our level of success in commercialization activities;

   .  our ability to establish and maintain successful collaborations; and

   . the costs incurred by us in enforcing and defending patent claims and other intellectual property rights.

     We believe our cash on hand will be sufficient to fund our operating costs for at least the next 12 months. However, we may need additional financing sooner if we:

   .  decide to expand faster than planned;

   .  develop new or enhanced services or products ahead of schedule;

   .  need to respond to competitive pressures; or

   .  decide to acquire complementary products, businesses or technologies.

     If we raise additional funds through the sale of equity or convertible debt or equity-linked securities, your percentage ownership in the company will be reduced. In addition, these transactions may dilute the value of our outstanding common stock. We may issue securities that have rights, preferences and privileges senior to our common stock. If we raise additional funds through collaborations or licensing arrangements, we may be forced to relinquish rights to certain of our technologies or products, or grant licenses to third parties on terms that are unfavorable to us. We may be unable to raise additional funds on terms acceptable to us. If future financing is not available to us on acceptable terms, we may not be able to fund our future needs which would have a material adverse effect on our results of operations and financial condition.

If we cannot enter into new collaborations or licensing agreements, we may be unable to develop or commercialize our technologies, products and services.

     Our strategy for developing and commercializing technologies, products and services based on our discoveries depends upon our ability to form research collaborations and licensing arrangements. As a result, we may be dependent on our collaborators and licensees for marketing of SNP scoring systems, regulatory approval and manufacturing and marketing of diagnostic products and personalized medicine resulting from the application of our technologies. If we are unable to enter into such research collaborations and licensing arrangements or implement our strategy to develop and commercialize diagnostic products based upon our discoveries it would have a material adverse effect on our results of operation and financial condition.

   The early termination of any of our collaborations or licenses could harm our business and financial condition.

     The collaboration agreements we have with third parties may be terminated early under certain circumstances, including in the event of a material breach by us. In addition, we intend to enter into additional collaborations and licenses with third parties, who may require that their

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agreements with us permit termination by them prior to the expiration of the negotiated term under certain circumstances. If any third party were to terminate its agreement with us or otherwise fail to perform its obligations or to complete them in a timely manner, we could lose significant revenues.

   We may not be able to attract and retain consultants and scientific advisors.

     We have historically maintained relationships with consultants and scientific advisors at academic and other institutions who have conducted research on our behalf critical to the development of our technologies, products and services. The majority of these individuals have commitments to other entities and have limited time available for us. Some of these entities may also compete with us. We will need to establish new relationships with consultants and scientific advisors in our genetic diversity fields. We will have little, if any, control over the activities of any new collaborators and can expect only limited amounts of their time to be dedicated to our activities. Our ability to discover and score SNPs and commercialize products based on these discoveries will depend in part on continued collaborations with researchers at academic and other institutions. We cannot assure you that any of our existing collaborations will be successful. Further, we may not be able to negotiate acceptable collaborations in the future with additional consultants or scientific advisors at academic and other institutions.

If we do not successfully distinguish and commercialize our technologies, products and services, we may be unable to compete successfully with our competitors or to generate significant revenues.

     We are subject to significant competition from companies that are pursuing products and services that are substantially similar to our existing and proposed products and services. Many of the organizations competing with us have greater financial, manufacturing, marketing, sales, distribution and technical resources than we do. In the SNP scoring field, we compete with several companies offering alternative technologies. We may also compete against certain of our customers, which could adversely affect our relationships with them.

     We also face significant competition in our strategy designed to identify and patent medically important uses of SNPs (our GeneShield strategies). Some of the organizations competing with us have greater financial and technical resources. We also have limited experience working in the managed care and health care delivery industries and may not be able to successfully commercialize our inventions, either on our own or in partnership with others. It may also take longer than currently anticipated for SNPs and pharmacogenetics to become widely used in clinical practice, which could adversely impact our ability to realize significant revenues from our GeneShield business in the foreseeable future.

     We believe our future success will depend, in large part, on our ability to maintain a competitive position in instrument and kit-based SNP scoring, SNP scoring services, and pharmacogenetics product fields. Others may make rapid technological developments which may result in our technologies, products or services becoming obsolete before we recover the expenses incurred to develop them. Our inability to also make the enhancements to our technologies necessary to compete successfully with newly emerging technologies would have a material adverse effect on our competitive position.

If we are unable to protect our proprietary methods and technologies, we may not be able to commercialize our products and services.

   If our patent applications do not result in issued patents, our competitors may obtain rights to commercialize our discoveries, which would harm our competitive position.

     Our commercial success will depend, in part, on our ability to obtain patent protection on many aspects of our business, technologies, products and services, including the discovery and the association of particular SNPs with disease predisposition and adverse drug metabolism, and on the products, methods and services we develop. We may not be able to obtain new patents for our SNPware consumables and SNPstream systems. We will pursue patent protection on novel uses of SNPs discovered by us of known genes, as well as novel uses for previously identified SNPs discovered by third parties. We may need to obtain a license from such third parties with respect to any patent covering such SNPs in order to make, use or sell any related products. In addition, we may need to obtain a separate license from the gene patent holder. We may not be able to acquire such licenses on terms acceptable to us, if at all.

     Certain parties are attempting to rapidly identify and characterize genes and SNPs through the use of gene expression analysis and other technologies. To the extent any patents issue to other parties on such partial or full-length genes or SNPs or on uses for such genes or SNPs, the risk that the sale of products or processes developed by us or our collaborators may give rise to claims of patent infringement against us may increase. Others may have filed and, in the future, are likely to file, patent applications covering SNP uses. Any such patent application could have priority over our patent applications and could further require us to obtain rights to previously issued patents covering SNP uses. We cannot assure you that any license that we may require under any such patents will be made available to us on commercially acceptable terms, if at all.

   The scope of our issued patents may not provide us with adequate protection of our intellectual property, which would harm our competitive position.

     Any issued patents that cover our proprietary technologies may not provide us with substantial protection or be commercially beneficial to us. The issuance of a patent is not conclusive as to its validity or its enforceability. The United States Patent and Trademark Office may invalidate one or more of our patents. In addition, third parties may have patents of their own which could, if asserted, prevent us from practicing our proprietary technologies, including the methods we use to conduct SNP scoring. If we are otherwise unable to practice our patented technologies, we may not be able to commercialize our technologies, products or services and our competitors could commercialize our technologies.

   Our success will depend partly on our ability to operate without misappropriating the intellectual property rights of others.

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     We may be sued for infringing, or may initiate litigation to determine that we are not infringing, on the intellectual property rights of others. Intellectual property litigation is costly, and could adversely affect our results of operations. If we do not prevail in any intellectual property litigation, in addition to any damages we might have to pay, we could be required to stop the infringing activity, or obtain a license to or design around the intellectual property in question. If we are unable to obtain a required license on acceptable terms, or are unable to design around any third party patent, we may be unable to sell some of our products and services, which would result in reduced revenues.

   We may need to initiate lawsuits to protect or enforce our patents and other intellectual property rights, which could result in the forfeiture of these rights.

     In order to protect or enforce our patent rights, we may need to initiate patent litigation against third parties. These lawsuits could be expensive, take significant time, and could divert management's attention from other business concerns. These lawsuits could result in the invalidation or a limitation in the scope of our patents or forfeiture of the rights associated with our patents. We cannot assure you that we will prevail in any future litigation or that a court will not find damages or award other remedies in favor of the opposing party in any of these suits. During the course of these suits, there may be public announcements of the results of hearings, motions and other interim proceedings or developments in the litigation. Securities analysts or investors may perceive these announcements to be negative, which would likely cause the market price of our stock to decline.

   Other rights and measures that we rely upon to protect our intellectual property may not be adequate to protect our products and services and could reduce our ability to compete in the market.

     In addition to patents, we rely on a combination of trade secrets, copyright and trademark laws, non-disclosure agreements and other contractual provisions and technical measures to protect our intellectual property rights. While we require employees, collaborators, consultants and other third parties to enter into confidentiality and/or non-disclosure agreements where appropriate, any of the following could still occur:

   .  the agreements may be breached;

   .  we may have inadequate remedies for any breach;

   .  proprietary information could be disclosed to our competitors; or

   . others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose such technologies.

     If for any of the above reasons our intellectual property is disclosed or misappropriated, it would harm both our ability to protect our rights and our competitive position.

Future acquisitions or investments could disrupt our ongoing operations, increase our expenses and adversely affect our revenues.

     Since September 1998, we acquired Molecular Tool, a developer of SNP technologies, as well as GeneScreen, Cellmark and Lifecodes, providers of genetic diversity testing services. Although we have no commitments or agreements with respect to any additional acquisitions at present, we anticipate that a portion of our future growth may be accomplished by acquiring existing businesses. Factors that will affect the success of any potential acquisition to be made by us include our ability to integrate acquired personnel, operations, products and technologies into our organization effectively, to motivate key personnel and to retain customers of acquired businesses. We may not be able to identify suitable acquisition opportunities, obtain any necessary financing for such acquisitions on acceptable terms or successfully integrate acquired personnel and operations. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and materially and adversely affect our revenues.

Our failure to comply with applicable government and industry regulations may affect our ability to develop, produce, or market our potential products and services and may adversely affect our results of operations.

     Our research and development, manufacturing and service activities involve the controlled use of hazardous materials and chemicals and patient samples. We are subject to federal, state, local, UK and European laws and regulations governing the use, storage, handling and disposal of such materials and certain waste products, as well as the conveyance, processing, and storage of data on patient samples. Further, we are subject to CLIA as a result of our acquisition of GeneScreen, Cellmark, and Lifecodes. CLIA imposes certain certification requirements on all clinical laboratories performing tests on human specimens for the purpose of providing information for the diagnosis, prevention or testing of any diseases. In addition, we are subject to the European Directive 98/79/EC as a result of our acquisition of the Cellmark Laboratory. European Directive 98/79/EC imposes certain requirements in connection with Cellmark's sale of gene diagnostic kits. Although we believe we comply in all material respects with the standards prescribed by federal, state, local, UK and European laws and regulations, if we fail to comply with applicable laws or regulations, including CLIA and European Directive 98/79/EC, or if an accident occurs, we could be required to pay penalties or be held liable for any damages that result and this liability could exceed our financial resources.

     All seven of our clinical genotyping laboratories must comply with various industry regulations and accreditation standards in order to continue to provide our paternity testing, forensic testing and bone marrow typing services. For example, our GeneScreen laboratories have obtained accreditation from the American Association of Blood Banks in order to provide paternity testing, from the National Forensic Science Testing Center in order to provide criminal forensic testing services and from the American Society of Histocompatibility and Immunology in order to provide bone marrow donor typing services. In addition, our Cellmark laboratory must comply with various industry regulations and accreditation standards in order to provide paternity and forensic testing services. For example, our Cellmark laboratory has obtained accreditation from a Notified Body (SGC Yarsley
ICS) and the United Kingdom Accreditation Service and a registration from the Ministry of Agriculture, Fisheries and Food in order to provide paternity and forensic testing services. In addition, Cellmark must comply with regulations applicable to the marketing of its products. We cannot assure you that we will be able to maintain our accreditations with any of these authorities or comply with the regulations applicable to the marketing of Cellmark products. If we fail to comply with the applicable regulations promulgated by any of these agencies or if we were to lose our accreditation by any of them, the revenues supporting our GeneScreen or Cellmark division could be eliminated or significantly reduced.

The sale of our SNPware consumables, SNPstream instruments and MegaSNPatron services involves a lengthy and expensive sales cycle that may not result in sales.

     Our ability to obtain customers for our SNPware consumables and SNPstream instruments will depend in significant part upon the perception that our products and services can help accelerate or improve drug discovery and development efforts or have beneficial effects on human health. Our average sales cycle is lengthy due to the education effort that is required to effectively sell the benefits of our products and services to a variety of constituencies within our prospective customer base, including research and development personnel and key management. As a result, in some instances we may expend significant human and capital resources to market our products without any resulting sales.

The international sale of our products and services are subject to increased costs and other risks which could affect our revenues.

     Our Cellmark laboratory as well as our diagnostic business unit rely upon international sales which are subject to certain inherent risks, including difficulties in collecting accounts receivable, potentially longer payment cycles, increased costs associated with maintaining international marketing efforts, currency fluctuations, changes in regulatory requirements, and difficulties in enforcement of contractual obligations and intellectual property rights.

If our customers fail to accurately prepare DNA samples for use with our SNPware and SNPstream product line or for analysis at our MegaSNPatron facility, our products and services may fail to produce accurate results.

     Before using our SNPstream product line and MegaSNPatron SNP scoring service facility, customers must prepare samples by following several steps that are prone to human error, including DNA isolation and DNA segment amplification. If they do not prepare DNA samples appropriately, our SNPstream products and MegaSNPatron SNP scoring service will not generate an accurate reading. Alternatively, they may achieve lower levels of throughput than the levels for which our system was designed. If our customers generate inaccurate readings or are unable to achieve expected levels of throughput, they may not continue to purchase our consumables, instruments or services, which could materially and adversely affect our revenues.

We may be held liable for any inaccuracies associated with our research and identity genomics services, which may require us to defend ourselves in costly litigation.

     Our clinical laboratory testing centers provide pharmacogenetic, forensic and paternity testing services. Claims may be brought against us for false identification of paternity or other inaccuracies. Litigation of these claims can be costly. We could expend significant funds during any litigation proceeding brought against us. Further, if a court were to require us to pay damages to a plaintiff, the amount of such damages could significantly harm our financial condition.

If our vendors fail to supply us with components for which availability is limited, we may experience delays in our product development and commercialization.

     Certain key components of our SNP scoring and other genetic diversity analysis system technologies are currently available only from a single source or a limited number of sources. We currently rely on outside vendors to manufacture certain components of our systems and certain reagents we provide in our kits and used in our services. Some or all of these key components may not continue to be available in commercial quantities at acceptable costs. For example, we have an agreement with NEN Life Sciences (now known as PerkinElmer) under which they supply us with some of the key reagents contained in our kits and genotyping services. Consequently, if any events cause delays or interruptions in the supply of our components, we may not be able to supply our customers with our products and services on a timely basis which would adversely affect our results of operations. To the extent that our suppliers fail to meet our requirements completely or consistently, we may need to enter into new agreements with other suppliers, the terms of which may not be as favorable toward us as our existing supply agreements.

If we fail to retain our key personnel and hire, train and retain qualified employees, we may not be able to compete effectively, which could result in reduced revenues.

     Our future success will depend on the continued services and on the performance of our senior management, in particular the services of:

  . Dale R. Pfost, Ph.D., our Chairman of the Board, President and Chief Executive Officer; and

  . Donald R. Marvin, our Chief Operating Officer, Chief Financial Officer, and Senior Vice President of Corporate Development.

     If either of Dr. Pfost or Mr. Marvin were hired away from us by a competitor, or if for any reason they could not continue to work for us, we would have difficulty hiring officers with equivalent skills in general and financial management. We do not currently carry "key man" life insurance, so the loss of the services of either of these individuals could seriously impair our ability to operate or to compete in our industry.

     In addition, our researchers, scientists and technicians have significant experience in research and development related to genetic diversity. If we were to lose these employees to our competitors, we could spend a significant amount of time and resources to replace them, which could impair our research and development efforts. Further, in order to scale-up our manufacturing capability and to further our research and development efforts, we will need to hire, train and retain additional research, scientific and technical personnel. If we are unable to do so, we may experience delays in the research, development and commercialization of our technologies, products and services.

                   Risks Related to the Biotechnology Industry

Public opinion regarding ethical issues surrounding the use of genetic information may adversely affect demand for our products.

     Public opinion regarding ethical issues related to the confidentiality and appropriate use of genetic testing results may influence governmental authorities to call for limits on, or regulation of the use of, genetic testing. In addition, such authorities could prohibit testing for genetic predisposition for certain conditions, particularly for those that have no known cure. Any of these scenarios could reduce the potential markets for our products, which could materially and adversely affect our revenues.

Commercializing medical products has associated risks, including compliance with clinical testing and manufacturing regulations.

     If we were to undertake the development of medical, testing or diagnostic products without the collaboration of others, we would have to expend significant funds. Any of our potential medical, testing or diagnostic products will be subject to the risks of failure inherent in the development of diagnostic products based on new technologies. These risks include the following possibilities:

  . that the products, if efficacious, will be difficult to manufacture on a large scale or uneconomical to market;

  . that proprietary rights of third parties will preclude us or our collaborative partners from marketing such products; or

  .  that third parties will market superior or equivalent products.

     If we have difficulty managing these risks, we may not be able to develop any commercially viable products. In addition, clinical trials or marketing of any such potential medical, testing or diagnostic products may expose us to liability claims from the use of such products. We may not be able to obtain product liability insurance and, even if we do, any coverage we obtain could be insufficient or costly. In addition, should we choose to manufacture or to develop our own products independently, we will have to make significant investments in product development, marketing, sales and regulatory compliance resources, and we will have to establish or contract for the manufacture of products under the regulations of the FDA regarding good manufacturing practices. We cannot assure you that we will be able to develop or commercialize successfully any potential medical, testing or diagnostic products.

                     Risks Associated with Our Common Stock

Future issuance of our preferred stock may dilute the rights of our common stockholders.

     Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, privileges and other terms of these shares. Our board of directors may exercise this authority without any further approval of our stockholders. The rights of the holders of our common stock may be adversely affected by the rights of the holders of our preferred stock that may be issued in the future.

We have various mechanisms in place that you as a stockholder may not consider favorable, which may discourage takeover attempts.

     Certain provisions of our certificate of incorporation and by-laws, as well as Section 203 of the Delaware General Corporation Law and our adoption of a shareholder's rights plan, may discourage, delay or prevent a change in control of the Company, even if the change in control would be beneficial to stockholders. These provisions include:

  . authorizing the issuance of "blank check" preferred stock that could be designated and issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

  . creating a classified board of directors with staggered, three-year terms, which may lengthen the time required to gain control of our board of directors;

  . prohibiting cumulative voting in the election of directors, which will allow a majority of stockholders to control the election of all directors;

  . requiring super-majority voting to effect certain amendments to our certificate of incorporation and by-laws;

  .  limiting who may call special meetings of stockholders;

  . prohibiting stockholder action by written consent, which requires all actions to be taken at a meeting of stockholders; and

  . establishing advance notice requirements for nominations of candidates for election to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

     Pursuant to our stockholder rights plan, each share of our common stock has an associated preferred share purchase right. The rights will not trade separately from the common stock until, and are exercisable only upon, the acquisition or the potential acquisition through tender offer by a person or group of 15% or more of our outstanding common stock.

     In addition, our stock incentive plans may discourage, delay or prevent a change in control of the Company.

Our stock price has been, and likely will continue to be, volatile and your investment may suffer a decline in value.

     The market prices for securities of companies quoted on The Nasdaq Stock Market, including our market price, have in the past been, and are likely to continue in the future to be, very volatile. The Nasdaq Composite Index has significantly declined since our initial public offering in May 2000 and remains very volatile. The market price of our common stock has been, and likely will continue to be, subject to substantial volatility depending upon many factors, many of which are beyond our control, including:

  . announcements regarding the results of development efforts by us or our competitors;

  . announcements regarding the acquisition of technologies or companies by us or our competitors;

  . changes in our existing strategic alliances or licensing arrangements or formation of new alliances or arrangements;

  . technological innovations or new commercial products developed by us or our competitors;

  .  changes in our intellectual property portfolio;

  .  developments or disputes concerning our proprietary rights;

  . issuance of new or changed securities analysts' reports and/or recommendations applicable to us;

  .  additions or departures of our key personnel;

  .  operating losses by us;

  . actual or anticipated fluctuations in our quarterly financial and operating results and degree of trading liquidity in our common stock; and

  . continued economic uncertainty with respect to valuation of certain technology companies and other market conditions.

     We cannot assure you that your initial investment in our common stock will not fluctuate significantly. One or more of these factors could significantly harm our business and cause a decline in the price of our common stock in the public market, which would adversely affect our business and financial operations.

Our directors, executive officers and principal stockholders will have substantial control over our affairs.

     Our directors, executive officers and principal stockholders beneficially own, in the aggregate, approximately 20% of our common stock. These stockholders, acting together, will have the ability to exert substantial influence over all matters requiring approval by our stockholders. These matters include the election and removal of our directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, they may dictate the management of our business and affairs. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control, or impeding a merger or consolidation, takeover or other business combination of which you might otherwise approve.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to future events or our future financial performance. These statements include but are not limited to statements regarding (i) our expectation that the use of our products, services and technologies will increase, (ii) our expectation of incurring operating losses for at least the next year, (iii) our need to scale-up our manufacturing facilities if commercial sales were to increase dramatically in the short term, (iv) our intention to market our SNP scoring and microfluidics products and services through collaborations and distribution agreements with pharmaceutical, biotechnology and agricultural companies and DNA testing services to governmental entities and individual consumers, (v) our belief that our future operating results will depend substantially upon our ability to overcome significant technological challenges, successfully introduce new technologies into our laboratories and to those of our customers and to gain access to and successfully integrate such technologies if developed by others, (vi) our anticipation that our existing capital resources may not be sufficient to fund our future operating plans, (vii) our expectation that our capital and operating expenses to be significant for at least the next year, (viii) our expectation of expending resources to maintain our facilities, (ix) our belief that our cash on hand will be sufficient to fund our operating costs for at least the next 12 months, (x) our expectation that our collaborators will dedicate only limited amounts of their time to our activities, (xi) our belief that our future success will depend, in a large part, on our ability to maintain a competitive position in instrument and kit-based SNP scoring services and pharmacogenentics product fields, (xii) our continued pursuit of patent protection on novel uses of SNPs discovered by us of known genes as well as novel uses for previously identified SNPs discovered by third parties and (xiii) our anticipation that a portion of our future growth may be accomplished by acquiring existing businesses. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors" that may cause our or our industry's actual results, levels of activity, performance or achievements to vary from those expressed or implied by such forward-looking statements. Before deciding to purchase our common stock you should carefully consider the risks described in the "Risk Factors" section, in additional to the other information set forth in this prospectus and the documents incorporated by reference herein.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results except as required by law.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholder.

                               SELLING STOCKHOLDER

     The shares of our common stock offered by this prospectus were issued to Saint Louis University, a non-profit organization organized and existing under the laws of the State of Missouri. On August 6, 2002, we entered into a Settlement Agreement with Saint Louis University and on August 6, 2002, we entered into a Stock Purchase Agreement with Saint Louis University. Pursuant to these agreements, on August 6, 2002, we issued to Saint Louis University 505,050 shares of our common stock in exchange for the resolution of certain litigation and the assignment of a patent by Saint Louis University to us. The issuance of the shares was a private placement exempt from the registration requirements of the Securities Act. Pursuant to the terms of the Settlement Agreement, we filed a registration statement, of which this prospectus constitutes a part, in order to permit Saint Louis University and its permitted transferees and assigns to resell to the public the shares of our common stock issued in connection with this transaction. Saint Louis University has represented to us that it obtained the shares for its own account for investment only and not with a view to, or resale in connection with, a distribution of the shares, except through sales registered under the Securities Act or exemptions thereto.

     The following table, to our knowledge, sets forth information regarding the beneficial ownership of our common stock by the selling stockholder as of August 15, 2002. For purposes of the following description, the term "selling stockholder" includes pledgees, donees, permitted transferees or other permitted successors-in-interest selling shares received after the date of this prospectus from the selling stockholder. The information is based in part on information provided by or on behalf of the selling stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares, as well as any shares as to which the selling stockholder has the right to acquire beneficial ownership within sixty (60) days after August 15, 2002 through the exercise or conversion of any stock options, warrants, convertible debt or otherwise. Unless otherwise indicated below, the selling stockholder has sole voting and investment power with respect to its shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling stockholder. We will not receive any of the proceeds from the sale of our common stock by the selling stockholder.

                                                    Shares Owned                                  Shares Owned
                                                    and Ownership                                 and Ownership
                                                     Percentage             Shares                 Percentage
                                                      Prior to               Being                    After
                                                     Offering(1)            Offered                Offering(2)
                                                     -----------            -------                -----------
Selling Stockholder                              Number     Percent                             Number    Percent
-------------------                              ------     -------                             ------    -------
Saint Louis University ........................  505,050         *          505,050                 --         --

-------------------------------------------
* Less than 1%.

(1) Percentages prior to the offering are based on 55,233,793 shares of common stock that were issued and outstanding as of August 15, 2002.

(2) We do not know when or in what amounts the selling stockholder may offer for sale the shares of common stock pursuant to this offering. The selling stockholder may choose not to sell any of the shares offered by this prospectus. Because the selling stockholder may offer all or some of the shares of common stock pursuant to this offering, and because there are currently no agreements, arrangements or undertakings with respect to the sale of any of the shares of common stock, we cannot estimate the number of shares of common stock that the selling stockholder will hold after completion of the offering. For purposes of this table, we have assumed that the selling stockholder will have sold all of the shares covered by this prospectus upon the completion of the offering.

                              PLAN OF DISTRIBUTION

     The shares covered by this prospectus may be offered and sold from time to time by the selling stockholder. For purposes of the following description, the term "selling stockholder" includes pledgees, donees, permitted transferees or other permitted successors-in-interest selling shares received after the date of this prospectus from the selling stockholder. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise. We will not receive any of the proceeds of this offering.

     The selling stockholder may sell its shares of common stock directly to purchasers from time to time. Alternatively, it may from time to time offer the common stock to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholder or the purchasers of such securities for whom they may act as agents. The selling stockholder and any underwriters, broker/dealers or agents that participate in the distribution of common stock may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

     The common stock may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to prevailing market prices, at varying prices determined at the time of sale or at negotiated prices. The sale of the common stock may be effected by means of one or more of the following transactions (which may involve crosses or block transactions):

  . on any national securities exchange, such as the NYSE, or quotation system on which the common stock may be listed or quoted at the time of sale;

  .  in the over-the-counter market;

  . in transactions otherwise than on such exchanges or systems or in the over-the-counter market;

  .  through the purchase and sale of over-the-counter options;

  . in private transactions otherwise than on exchanges or systems or in the over-the-counter market;

  .  by pledge to secure debt and other obligations; or

  .  through a combination of any of the above transactions.

     In addition, any shares covered by this prospectus which qualify may be sold pursuant to Rule 144 under the Securities Act if available or under Section 4(1) of the Securities Act rather than pursuant to this prospectus.

     In connection with sales of the common stock or otherwise, the selling stockholder may enter into hedging transactions with broker/dealers, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholder may also sell common stock short and deliver common stock to close out such short positions, or loan or pledge common stock to broker/dealers that in turn may sell such securities. The selling stockholder may also engage in puts, calls, collars and other transactions in our securities or derivatives of our securities.

     At the time a particular offering of the common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of common stock being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers.

     To comply with the securities laws of certain jurisdictions, if applicable, the common stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

     The selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the common stock by the selling stockholder. The foregoing may affect the marketability of such securities.

     We have agreed with the selling stockholder to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) the sale of all of the shares registered pursuant to such registration statement or (ii) one year from the effective date of such registration statement.

     We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

     We and the selling stockholder will each pay half of any underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of the shares. We shall pay all expenses incurred in effecting the registration statement of which this prospectus constitutes a part, including all registration, qualification and filing fees, processing, copying, delivery and printing expenses, escrow fees, fees and disbursements to our counsel and our independent public accountants, blue sky fees and expenses, expenses of any regular or special audits incident to or required by such registration statement and up to $15,000 in fees and disbursements for legal services provided by one counsel to the selling stockholder.

                                  LEGAL MATTERS

     The validity of the common stock offered in this prospectus will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts. Certain attorneys at Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. own an aggregate of 8,412 shares of our common stock.


                                     EXPERTS

     The consolidated financial statements and schedule of Orchid BioSciences, Inc. and subsidiaries as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2001 consolidated financial statements refers to Orchid's adoption, effective July 1, 2001, of the provisions of Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and certain provisions of SFAS No. 142, "Goodwill and Other Intangible Assets," as required for goodwill and other intangibles resulting from business combinations consummated after June 30, 2001.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. In addition, our stock is listed for trading on The Nasdaq National Market. You can read and copy reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, Washington, D.C. 20006.

     This prospectus is only part of a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:

  . inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the public reference room,

  . obtain a copy from the SEC upon payment of the fees prescribed by the SEC, or

  .  obtain a copy from the SEC web site.


                     INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. The documents we are incorporating by reference as of their respective dates of filing are:

  . Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, filed on August 14, 2002;

  . Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed on May 15, 2002;

  . Annual Report on Form 10-K for the year ended December 31, 2001, filed on April 1, 2002;

  . Current Report on Form 8-K for the February 21, 2002 event, filed on February 21, 2002;

  . Current Report on Form 8-K/A for the February 21, 2002 event, filed on February 26, 2002;

  . The description of the common stock contained in our Registration Statement on Form S-3 filed on May 10, 2001, as updated by the description of the rights which are currently transferable with the common stock as described in our Registration Statement on Form 8-A, filed on August 3, 2001.

     You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting Orchid BioSciences, Inc., 4390 US Route One, Princeton, New Jersey 08540, Attention: Investor Relations. The Investor Relations Department can be reached via telephone at (609) 750-2324 or via email at ir@orchid.com.

     To the extent that any statements contained in a document incorporated by reference are modified or superceded by any statements contained in this prospectus, such statements shall not be deemed incorporated in this prospectus except as so modified or superceded.

     All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of this offering are incorporated by reference and become a part of this prospectus from the date such documents are filed. Any statement contained in this prospectus or in a document incorporated by reference is modified or superceded for purposes of this prospectus to the extent that a statement contained in any subsequent filed document modifies or supercedes such statement.